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                                                                    EXHIBIT 99.1

                        COLE NATIONAL AMENDS AND EXTENDS

                                CREDIT AGREEMENT

         CLEVELAND, Ohio, June 27, 2003 - Cole National Corporation (NYSE: CNJ) announced today that it has amended, restated and extended its Credit Agreement with its bank lenders. The maturity date of the credit facility was extended to February 1, 2007 from May 31, 2006. The size of the facility was adjusted to $60 million from $75 million. In addition, certain financial covenants, including the maximum leverage coverage test, were amended.

         As of May 3, 2003, the end of the Company's first quarter for fiscal 2003, commitments outstanding under Cole National's letters of credit totaled $11.5 million. There were no working capital borrowings outstanding at any time during the first quarter.

ABOUT COLE NATIONAL

         Cole National Corporation's vision business, together with Pearle franchisees, has 2,180 locations in the U.S., Canada, Puerto Rico and the Virgin Islands, and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 761 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,166 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, the Netherlands, Poland, Portugal, Russia and Sweden.